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                                                                    EXHIBIT 99.1

WORLD ACCESS COMPLETES ACQUISITION OF
RESURGENS COMMUNICATIONS GROUP

         Annual Revenue Run Rate of Combined Companies Approaches $700
Million

         Company to Sponsor Conference Call to Review Acquisition
Synergies

         MCI WorldCom Now Owns Approximately 14% of World Access

ATLANTA, GEORGIA - December 15, 1998 - World Access, Inc. (Nasdaq: WAXS) announced today that it has completed its acquisition of Cherry Communications Incorporated ("Cherry") and Cherry Communications U.K. Limited ("Cherry U.K."), collectively doing business as Resurgens Communications Group ("Resurgens"), following the receipt of stockholder approval at the Company's special stockholders meeting held on December 14, 1998. Resurgens will now conducts its business as the World Access Telecommunications Group. As a result of the acquisition, MCI WorldCom, Inc., a major customer and vendor of Resurgens, now owns approximately 14% of the outstanding common shares of World Access.

World Access will sponsor a teleconference to review the acquisition and related synergies on Wednesday, December 16, 1998 at 10:30 a.m., Eastern Time. To participate in this teleconference, interested parties should call 212-676-5206. A 48-hour taped replay will be available beginning on Wednesday at 12:30 p.m. To listen to the replay, call 1-800-633-8284 and enter reservation number 1101882.

Steven A. Odom, Chairman of World Access, said, "We are very excited to consummate the acquisition of Resurgens. This event signifies a major step in the progression of our long-term strategy. We are now uniquely positioned to offer our customers a complete telecommunications network solution, including access to international long distance, proprietary equipment, and network planning and engineering services. We believe the ability to offer both equipment and network access will provide World Access with a more comprehensive and cost-competitive solution, especially for international competitive local exchange carriers ("CLECs") and other providers of phone service in deregulating global markets."

"We have identified numerous synergistic opportunities for World Access as a result of the Resurgens acquisition, including equipment sales to Resurgens' customers, joint ventures with international PTTs and CLECs, carrier service revenues from World Access equipment customers and significant cost savings for the internal network of Resurgens."

John D. Phillips, Chief Executive Officer of Resurgens, said, "Wholesale international carrier services, a fast growing $20 billion market, are a critical element of new and expanded networks for telecommunication companies. Over the past year, Resurgens operating network has been totally rebuilt by incorporating into it additional capacity, new billing systems and a 24-hour/ 7-day Network Operations Center. In addition, we have negotiated dedicated, cost-competitive bandwidth and


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transit agreements to carry traffic to all key regions of the world. We believe we are well positioned to share in the tremendous growth projected for the global telecommunications markets."

In connection with the Resurgens acquisition, World Access issued 3,750,000 shares of its common stock to the former creditors of Cherry and the shareholder of Cherry U.K. Upon the achievement of certain EBITDA levels by Resurgens during 1999 and 2000, the former Cherry creditors and the Cherry U.K. shareholder have the right to receive an additional 7.5 million shares of World Access common stock.

World Access, Inc. is a provider of wholesale switched voice and data services and proprietary network equipment to the global telecommunications markets. The World Access Telecommunications Group provides international long distance service to over 200 foreign countries through a combination of its own international network facilities, various international termination relationships and resale arrangements with other international long distance service providers. The World Access Equipment Group develops, manufactures and markets digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both World Access and Resurgens, and the success of the merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the companies, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with World Access and Resurgens, please refer to the SEC filings of World Access.

   World Access Contact:            Nancy L. de Jonge
(404-231-2025)    Director of Investor Relations
                                    http://www.waxs.com